As filed with the U.S. Securities and Exchange Commission on December 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENJOY TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1566891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3240 Hillview Avenue Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

Enjoy Technology, Inc. 2021 Equity Incentive Plan

Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan

Enjoy Technology, Inc. 2014 Equity Incentive Plan

(Full titles of the plans)

3240 Hillview Avenue

Palo Alto, CA 94304

1-(888) 463-6569

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ron Johnson

Chief Executive Officer

Enjoy Technology, Inc.

3240 Hillview Avenue

Palo Alto, CA 94303

1-(888) 463-6569

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tiffany Meriweather	Rachel Proffitt
Chief Legal Officer	David Peinsipp
Enjoy Technology, Inc.	David Ambler
3240 Hillview Avenue	Cooley LLP
Palo Alto, CA 94303	3 Embarcadero Center,
1-(888) 463-6569	20th Floor
San Francisco, CA 94111
(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
– Enjoy Technology, Inc. 2021 Equity Incentive Plan	11,282,583(2)(3)	$4.57(7)	$51,504,991	$4,775
– Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan	2,383,437(4)(5)	$3.88(8)	$9,248,331	$857
– Enjoy Technology, Inc. 2014 Equity Incentive Plan	9,460,522(6)	$4.37(9)	$41,334,832	$3,832
Total	23,126,542		$102,088,155	$9,464

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Enjoy Technology, Inc.’s (the “Registrant”) common stock, as applicable.

(2)	Represents shares of common stock reserved for future issuance pursuant to awards under the Enjoy Technology, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).
(3)

The number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the fully-diluted shares of the Registrant’s common stock on December 31 of the preceding year, provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of the Registrant’s common stock.

(4)	Represents shares of common stock reserved for future issuance under the Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(5)

The number of shares of common stock reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (a) 1% of the fully-diluted shares of the Registrant’s common stock on December 31st of the preceding calendar year, (b) 4,766,874 shares of the Registrant’s common stock, or (c) such lesser number of shares (or no shares) of the Registrant as determined by the Registrant’s board of directors. Shares subject to purchase rights granted under the 2021 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the 2021 ESPP.

(6)

Represents shares of common stock issuable upon exercise of options outstanding under the Enjoy Technology, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) as of the date of this Registration Statement.

(7)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on December 16, 2021, which date is within five business days prior to the filing of this Registration Statement.

(8)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on December 16, 2021, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $4.37 per share, which is the weighted-average exercise price for options outstanding under the 2014 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K (File No. 001-39800) for the fiscal year ended December 31, 2020 filed with the SEC on March 26, 2021 (as amended on May  13, 2021 and December 20, 2021).

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021 filed with the SEC on May  24, 2021 (as amended on May  27, 2021), August  16, 2021, and November  12, 2021 (as amended on December 20, 2021), respectively.

(c) The Registrant’s Current Reports on Form 8-K and Form 8-K/A (File No. 001-39800) filed with the SEC on February  3, 2021, April 28, 2021, May  13, 2021, June 24, 2021, August  10, 2021, August  23, 2021, September  14, 2021, October  13, 2021, October  22, 2021 (as amended on November  12, 2021), November  12, 2021, and December 14, 2021.

(d) The Registrant’s Final Prospectus filed with the SEC on November 10, 2021 (as amended on December 20, 2021) pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-260568), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(e) The description of the Registrant’s common stock which is contained in a Registration Statement on Form 8-A filed on December 11, 2020 (File No. 001-39800) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, and in the Company’s Final Prospectus, dated November 10, 2021, filed with the SEC pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-260568), and all amendments to such registration statement.

(f) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMES EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its amended and restated certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in the Registrant’s amended and restated certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at the Registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s amended and restated certificate of incorporation and bylaws or otherwise as a matter of law.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1*	Certificate of Incorporation of Enjoy Technology, Inc.	8-K	001-39800	3.1	October 22, 2021

4.2*	Bylaws of Enjoy Technology, Inc.	8-K	001-39800	3.2	October 22, 2021

4.3*	Specimen Common Stock Certificate.	S-4/A	333-256147	4.5	June 24, 2021

5.1	Opinion of Cooley LLP.

23.1	Consent of WithumSmith + Brown, PC, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Cooley LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1*	Enjoy Technology, Inc. 2014 Equity Incentive Plan (as amended).	S-4	333-265147	10.9	May 14, 2021

99.2	Forms of Notice of Grant, Stock Option Agreement, Notice of Exercise under the 2014 Equity Incentive Plan.

99.3	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the 2014 Equity Incentive Plan.

99.4*	Enjoy Technology, Inc. 2021 Equity Incentive Plan.	S-1	333-260568	10.10	October 28, 2021

99.5	Forms of Stock Option Grant Notice and Stock Option Agreement under the 2021 Equity Incentive Plan.

99.6	Forms of Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement under the 2021 Equity Incentive Plan.

99.7*	Enjoy Technology. Inc. 2021 Employee Stock Purchase Plan.	S-1	333-260568	10.11	October 28, 2021

*	Previously Filed.

ITEM 9. UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California, on this 21st day of December, 2021.

ENJOY TECHNOLOGY, INC.

By:	/s/ Fareed Khan
Fareed Khan
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ron Johnson and Fareed Khan, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ron Johnson	Director and Chief Executive Officer	December 21, 2021
Ron Johnson

/s/ Fareed Khan	Chief Financial Officer	December 21, 2021
Fareed Khan

/s/ Jonathan Mariner	Director and Chief Administrative and People Office	December 21, 2021
Jonathan Mariner

/s/ Fred Harman	Director	December 21, 2021
Fred Harman

/s/ Salaam Coleman Smith	Director	December 21, 2021
Salaam Coleman Smith

/s/ Thomas Ricketts	Director	December 21, 2021
Thomas Ricketts

/s/ Brett Varsov	Director	December 21, 2021
Brett Varsov

/s/ Denise Young Smith	Director	December 21, 2021
Denise Young Smith

/s/ Gideon Yu	Director	December 21, 2021
Gideon Yu